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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]


                                  March 4, 2002

Barr Laboratories, Inc.
Two Quaker Road
P.O. Box D 2900
Pomona, New York 10970-0519


Ladies and Gentlemen:

                  We have acted as counsel to Barr Laboratories, Inc., a New York corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission") of the Company's post-effective amendment No.1 on Form S-8 (the "Post-Effective Amendment") to its registration statement on Form S-4 (333-66986) (as so amended the "Registration Statement") relating to the sale of up to 792,893 shares of common stock, par value $0.01 per share, of the Company ("Common Stock"), which will be issuable upon the exercise of stock options granted under the Duramed Pharmaceuticals, Inc. 1986 Stock Option Plan, the Duramed Pharmaceuticals, Inc. 1988 Stock Option Plan, the Duramed Pharmaceuticals, Inc. 1991 Stock Option Plan for Non-Employee Directors, the Duramed Pharmaceuticals, Inc. 1997 Stock Option Plan and the Duramed Pharmaceuticals, Inc. 2000 Stock Option Plan, all as amended (collectively, the "Duramed Plans"), which have been assumed by the Company in connection with merger of Beta Merger Sub I, Inc., a Delaware corporation and a wholly- owned subsidiary of the Company ("Merger Sub"), with and into Duramed Pharmaceuticals, Inc., a Delaware corporation ("Duramed"), pursuant to the agreement and plan of merger, dated as of June 29, 2001, by and among the Company, Merger Sub and Duramed.

                  This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  As such counsel and in connection with this opinion letter, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, the Composite Restated Certificate of Incorporation of the Company and the Certificate of Incorporation of Merger Sub, each as currently in effect, and the By-Laws of the Company and Merger Sub, as currently in effect. In addition, we have examined, and have relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or

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Barr Laboratories, Inc.
March 1, 2002
Page 2

comparable documents of public officials and officers and representatives of the Company, and have made such other and further investigations as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In rendering the opinion expressed below, we have assumed the legal capacity of all natural persons, that the signatures of persons signing all documents in connection with which this opinion letter is rendered are genuine, that all documents submitted to us as originals or duplicate originals are authentic and that all documents submitted to us as copies, whether certified or not, conform to authentic original documents.

                  Based on such examination and review, and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of the Common Stock covered by the Post-Effective Amendment when issued upon the exercise of stock options under the Duramed Plans will be duly and validly issued, fully paid, and non-assessable.

                  Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and
(iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

                  We are members of the Bar of the State of New York, and the foregoing opinion is limited to the law of the State of New York, the General Corporation Law of the State of Delaware, and the federal law of the United States of America.

                  This opinion letter is rendered solely for the benefit of the addressee hereof in connection with this Post-Effective Amendment. This opinion letter may not be relied upon for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation or governmental agency without our prior written consent.

                  We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment and any amendments thereto. We also consent to the reference to our name under Item 5 in the Post-Effective Amendment. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                       Very truly yours,

                                       /s/ WINSTON & STRAWN